1 ORION PROPERTIES INC. POLICY FOR RECOUPMENT OF INCENTIVE COMPENSATION The Board of Directors (the “Board”) of Orion Properties Inc. (the “Company”) first adopted this policy on November 12, 2021 and amended this policy on November 8, 2023 (as so amended, this “Policy”) to conform and comply with the mandatory clawback requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act following the finalization of rules implementing such requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Securities and Exchange Commission (the “SEC”) pursuant to Rule 10D-1 under the Exchange Act (“Rule 10D-1”), and by the New York Stock Exchange (the “NYSE”) pursuant to Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards”). 1. Administration The Compensation Committee of the Board (the “Compensation Committee”) shall administer this Policy. The Compensation Committee will have full and final authority to interpret, administer, apply and make all determinations with respect to this Policy. All actions taken and all interpretations and determinations made by the Compensation Committee with respect to this Policy will be final, conclusive and binding on the Company, the Section 16 Officers, and any other interested persons. This Policy shall be interpreted in a manner that is consistent with Rule 10D-1, Section 303A.14 of the Listing Standards and any related rules or regulations adopted by the SEC or the NYSE (the “Applicable Rules”) as well as any other applicable law. In the administration of this Policy, the Compensation Committee is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee of the Board, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Compensation Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee). 2. Definitions As used herein, the following terms not otherwise defined herein have the following meanings: “Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material (a “Big R” restatement) to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement). Exhibit 97.1

2 “Applicable Period” means, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed. “Discretionary Policy Triggering Event” means a decision by the Compensation Committee that one or more performance metrics (whether or not the applicable performance metric is a Financial Reporting Measure) used for determining previously paid cash incentive compensation or equity-based incentive compensation (including, but not limited to, stock options, restricted stock, restricted stock units and LTIP units) was incorrectly calculated (whether or not such incorrect calculation has resulted or may result in an Accounting Restatement) and if calculated correctly would have resulted in a lower payment to one or more Section 16 Officers. “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Stock price and TSR (and any measures that are derived wholly or in part from stock price or TSR) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a measure need not be presented in the Company’s financial statements or included in a filing with the SEC to be a Financial Reporting Measure. “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the compensation award is attained, even if the payment or grant of such compensation occurs after the end of that period. “Section 16 Officer” means any current and former officer of the Company whom the Board has previously determined is an officer of the Company subject to the reporting requirements of Section 16 of the Exchange Act. “TSR” means total shareholder return. 3. Covered Executives; Incentive-Based Compensation This Policy applies to Incentive-Based Compensation received by a Section 16 Officer: (a) after beginning services as a Section 16 Officer; (b) if that person served as a Section 16 Officer at any time during the performance period for such Incentive-Based Compensation; and (c) while the Company had a listed class of securities on a national securities exchange. For the avoidance

3 of doubt, this Policy shall also apply to individuals who were Section 16 Officers during the relevant period but are no longer employees of the Company at the time the determination to recoup compensation is made. 4. Required Recoupment In the event the Company is required to prepare an Accounting Restatement, the Company shall recoup reasonably promptly the amount of any Erroneously Awarded Compensation received by any Section 16 Officer, as calculated pursuant to Section 5 hereof, during the Applicable Period. Recoupment of compensation is not required: (a) with respect to any compensation received while an individual was serving in a non-executive capacity prior to becoming a Section 16 Officer; or (b) from any individual who is a Section 16 Officer on the date on which the Company is required to prepare an Accounting Restatement but who was not a Section 16 Officer at any time during the performance period for which the Incentive-Based Compensation is received. To the extent the Applicable Rules require recovery of Incentive-Based Compensation in additional circumstances beyond those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Incentive-Based Compensation to the fullest extent required by the Applicable Rules. 5. Erroneously Awarded Compensation: Amount Subject to Recovery The amount of “Erroneously Awarded Compensation” subject to recovery under this Policy, as determined by the Compensation Committee, is the amount of Incentive-Based Compensation received by the Section 16 Officer that exceeds the amount of Incentive-Based Compensation that would have been received by the Section 16 Officer had it been determined based on the restated amounts. Erroneously Awarded Compensation shall be computed by the Compensation Committee without regard to any taxes paid by the Section 16 Officer in respect of the Erroneously Awarded Compensation. To the extent that the Section 16 Officer has already reimbursed the Company for any Erroneously Awarded Compensation received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy. For Incentive-Based Compensation based on stock price or TSR: (a) the Compensation Committee shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE. 6. Means of Recoupment

4 The Committee shall have discretion to determine the appropriate means of recouping Erroneously Awarded Compensation based on the particular facts and circumstances. The Company must recover the full amount of Erroneously Awarded Compensation determined in accordance with the first paragraph of this Section 6 unless the Compensation Committee has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements: (a) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided, however that before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Compensation Committee must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover and provide that documentation to the NYSE; or (b) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. 7. No Indemnification of Section 16 Officers Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Section 16 Officer that may be interpreted to the contrary, the Company shall not indemnify any Section 16 Officers against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Section 16 Officers to fund potential clawback obligations under this Policy. 8. Compensation Committee Indemnification Any members of the Compensation Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy. 9. Effective Date; Retroactive Application This Policy is effective as of October 2, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Section 16 Officers on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Section 16 Officers prior to the Effective Date. 10. Amendment; Termination The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. 11. Discretionary Recoupment

5 Following the occurrence of a Discretionary Policy Triggering Event which does not cause a required recoupment pursuant to Section 4 of this Policy, the Compensation Committee may require any Section 16 Officer to repay or forfeit to the Company that part of the cash incentive compensation or equity-based incentive compensation received by that Section 16 Officer during the three-year period preceding the applicable Discretionary Policy Triggering Event that the Compensation Committee determines was in excess of the amount that such Section 16 Officer would have received had such incentive compensation been calculated based on what would have been the correct calculation of the performance metric(s) used in determining the amount of such incentive compensation. In connection with any Discretionary Policy Triggering Event which does not cause a required recoupment pursuant to Section 4 of this Policy and is therefore subject to this Section 11 of this Policy, the Compensation Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously received incentive compensation and how much compensation to recoup from individual Section 16 Officers (which need not be the same amount or proportion for every Section 16 Officer), including any determination by the Compensation Committee that a Section 16 Officer engaged in fraud, willful misconduct or committed grossly negligent acts or omissions which materially contributed to the events that led to the incorrect calculation. The amount and form of the compensation to be recouped, and the means of such recoupment, pursuant to this Section 11 shall be determined by the Compensation Committee in its discretion. 12. Other Recoupment Rights; Company Claims The Board intends that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Section 16 Officer arising out of or resulting from any actions or omissions by the Section 16 Officer. 13. Acknowledgement Consent and Agreement of Section 16 Officers Each individual who is subject to the terms of this Policy shall execute an Acknowledgement, Consent and Agreement substantially in the form attached to this Policy as Exhibit A. Any failure by such person to execute such acknowledgment shall not affect the applicability or enforceability of this Policy against such person or the status of such person under this Policy. This Policy shall be binding and enforceable against all Section 16 Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

A-1 Exhibit A ACKNOWLEDGMENT, CONSENT AND AGREEMENT I acknowledge that I have received and reviewed a copy of the Orion Properties Inc. Policy for Recoupment of Incentive Compensation (as may be amended from time to time, the “Policy”) and agree to be bound by and subject to its terms and conditions, which I acknowledge include the forfeiture and/or reimbursement in certain circumstances of compensation that I have received or may receive in the future. In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. Signed: ______________________ Print Name: ______________________ Date: ______________________